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                                                                    EXHIBIT 10.1

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT, dated as of September 3, 2004, is entered into by and among Lexington Precision Corporation, a Delaware corporation ("LPC"), and Lexington Rubber Group, Inc., a Delaware corporation ("LRG", and together with LPC, each, individually a "Borrower" and collectively, the "Borrowers") and Cohanzick High Yield Partners, L.P., a Delaware limited partnership, as lender (the "Lender").

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS

      1.01 Defined Terms. The following terms, when used within this Agreement, shall have the meanings set forth below.

      "Ableco Loan and Security Agreement" means the Loan and Security Agreement, dated December 18, 2003, by and among Ableco Finance LLC, as Agent, the lenders from time to time party thereto and the Borrowers, as the same now exists or may hereafter be amended, modified, supplemented or restated.

      "Ableco Loan Agreements" means, collectively, the following: (a) the Ableco Loan and Security Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including any agreements with respect to Refinancing Indebtedness; and (b) the mortgages, deeds of trust, agreements, documents and instruments at any time executed and/or delivered by any Borrower in connection therewith or related thereto, as any of the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

      "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote ten percent (10%) or more of all classes of Capital Stock having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

      "Agreement" means this Loan Agreement, as amended, supplemented or otherwise modified from time to time.

      "Base Rate" means 12% per annum.

      "Borrowing Date" means the Business Day on which the Lender makes a Term Loan to the Borrowers hereunder.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of New York.

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      "Capital Stock" means any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

      "Capitalized Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which, in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

      "Cash Rate" means interest at a rate per annum equal to (i) the Base Rate plus (ii) 1.8% per annum, plus (iii) effective September 1, 2005, the product of
(x) 0.6% per annum and (y) the Outstanding Ratio on September 1, 2005, and (iv) effective September 1, 2006, the product of (x) 0.6% per annum and (y) the Outstanding Ratio on September 1, 2006.

      "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any other Borrower; (b) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except by one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of any Borrower or the Board of Directors of any Borrower; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of such Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Borrower then still in office; (e) the failure of LPC to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of LRG; or (f) the failure of Permitted Holders to own directly or indirectly forty (40%) percent of the voting power of the total outstanding Voting Stock of LPC.

      "Closing Date" means the Business Day on which all of the conditions of
Section 4.01 hereof have been satisfied (or waived in writing by the Lender).

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the regulations thereunder.

      "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non-recurring gains and extraordinary non-cash charges to property, plant and equipment or goodwill) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a)


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the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or the date that Person's assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; (d) net income shall exclude interest accrued, but not paid on indebtedness owing to a Subsidiary or parent corporation of such Person, which is subordinated in right of payment to the payment in full of the Obligations, on terms and conditions acceptable to the Lender; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain and any non-cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income or loss realized as a result of changes in accounting principles or the application thereof to such Person.

      "Default" means any of the events specified in Section 7.01 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Default Rate" means, for any day, a rate per annum equal to (i) the Cash Rate plus (ii) 5% per annum.

      "Die Casting Assets" mean all of the machinery and equipment owned by Borrowers and located at the facilities for Borrowers' die casting operations in Lakewood, New York.

      "Dollars", "USD" and "$" means dollars in the legal tender of the United States of America.

      "EBITDA" means, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus
(b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person); provided, that, for purposes of this calculation, EBITDA shall exclude (i) any write-down or write-off of assets recorded in accordance with the requirements of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", and any reduction in net income resulting from the adoption of Statement of Financial Accounting


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Standards No. 150, "Accounting for Certain Financial Instruments with
Characteristics of both Liabilities and Equity" and (ii) any other items of income or expense that are required by GAAP to be classified as non-operating amounts in the Borrowers' consolidated Statement of Income. At any time after the Borrowers' die casting division has ceased operating, EBITDA for such division shall be excluded from the calculation of EBITDA for the entire period.

"Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) which is treated with Borrowers as a single employer under Section 414(b), (c), (m) or (o) of the Code.

      "Event of Default" means any of the events specified in Section 7.01 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time (as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entities as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination).

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or


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controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

      "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

      "Indebtedness" means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be in accordance with GAAP, recorded as Capitalized Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranteed royalty payments; and
(j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.


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      "Interest Expense" means, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capitalized Leases for such period), including, without limitation, discounts in connection with the sale of any accounts receivable, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

      "Interest Payment Date" has the meaning set forth in Section 3.01(b) hereof.

      "Loan Documents" means, collectively, this Agreement and the Notes.

      "Material Adverse Effect" means a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) of the Borrowers taken as a whole, (ii) the ability of the Borrowers taken as a whole to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of the Loan Documents or the rights or remedies of the Lender thereunder.

      "Maturity Date" means June 30, 2007.

      "Multiemployer Plan" means any plan as described in Section 3(37) or
Section 4001(a)(3) of ERISA.

      "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, accountant's fees, investment banking fees, finder's fees, other similar fees and commissions and reasonable out-of-pocket expenses incurred in connection with such transaction, (b) the amount of taxes reasonably estimated by such Person to be actually and reasonably attributable to such transaction, and (c) the amount of any Indebtedness secured by a security interest, lien or other encumbrance on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any Affiliate of any Borrower and, in each case, are properly attributable to such transaction or to the asset that is the subject thereof.

      "Note" has the meaning set forth in Section 2.03 hereof.

      "Obligations" means the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Note, and all other obligations and liabilities of the Borrowers to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising under, out of, or in connection with, this Agreement and the Note, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without


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limitation, all fees and disbursements of counsel to the Lender, that are required to be paid by the Borrowers pursuant to the terms of this Agreement) or otherwise.

      "Outstanding Ratio" means, as of any date, a fraction, the numerator of which is the principal amount of the Term Loan outstanding and the denominator of which shall be the principal amount of the Term Loan outstanding on the Term Loan Commitment Termination Date, provided however, if such fraction is greater than one (1), then the Outstanding Ratio shall be deemed to be one (1).

      "Participant" means any Person that acquires and holds a participation in the interest of the Lender in any portion of the Term Loan in conformity with the provisions of Section 9.13(c) of this Agreement governing participations.

      "Pension Plan" means any pension plan, as defined under Section 3(2) of ERISA, which is sponsored, maintained or contributed to by any Borrower, or its ERISA Affiliates.

      "Permitted Holders" means William B. Connor, Michael A. Lubin, Warren Delano, Kenneth I. Greenstein, Joseph Pardo, Elizabeth H. Ruml, Dennis J. Welhouse and each of their respective Affiliates.

      "Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

      "PIK Margin" means (i) 3.6% per annum plus (ii) effective September 1, 2005, the product of (x) 1.2% per annum and (y) the Outstanding Ratio on September 1, 2005, and (iii) effective September 1, 2006, the product of (x) 1.2% per annum and (y) the Outstanding Ratio on September 1, 2006.

      "PIK Rate" means interest at a rate per annum equal to (i) the Base Rate plus (ii) the PIK Margin.

      "Provision for Taxes" means an amount equal to all taxes imposed on or measured by net income, whether Federal, State, provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

      "Refinancing" has the meaning set forth in Section 6.02(a)(vi) hereof.

      "Refinancing Indebtedness" has the meaning set forth in Section 6.02(a)(vi) hereof.

      "Remaining Existing Subordinated Note Indebtedness" means the principal amount not to exceed $158,000 (plus any interest accrued thereon) in respect of Indebtedness (including principal, interest, fees and expenses) arising from or evidenced by the 12 3/4% Senior Subordinated Notes due February 1, 2000 issued by LPC (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced), which have not been exchanged by the holders thereof for Senior Subordinated Notes.


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      "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Senior Subordinated Note Indenture" means the Indenture, dated as of December 18, 2003, between LPC, as issuer, and Wilmington Trust Company, as trustee, with respect to the Senior Subordinated Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      "Senior Subordinated Notes" means the 12% Senior Subordinated Notes due August 1, 2009 issued by LPC pursuant to the Senior Subordinated Note Indenture.

      "Series B Preferred Stock" means the $8 Cumulative Convertible Preferred Stock, Series B of LPC.

      "Solvent" means, at any time with respect to any Person, that at such time such Person (a) is generally able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person (and its Subsidiaries, taken as a whole) at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person and its Subsidiaries, taken as a whole) are greater than the Indebtedness of such Person and its Subsidiaries, taken as a whole, and including subordinated and contingent liabilities (without duplication) computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including (without duplication) as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

      "Term Loan" has the meaning assigned to such term in Section 2.01 hereof.

      "Term Loan Commitment" means the commitment of the Lender to make the Term Loan to the Borrowers in an amount not exceeding Seven Million Dollars ($7,000,000).


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      "Term Loan Commitment Termination Date" " has the meaning assigned to such term in Section 2.01 hereof.

      "Termination Event" means the following events, except for those events that could not, in the aggregate, have a Material Adverse Effect: (a) a "Reportable Event" described in Section 4043 of ERISA; (b) the withdrawal of any Borrower or its ERISA Affiliates from any Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA;
(c) the partial or complete withdrawal of any Borrower or its ERISA Affiliate from a Multiemployer Plan; (d) the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA, (e) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; (f) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; (g) any other event that could result in any liability being imposed on any Borrower or its ERISA Affiliates under Title VI of ERISA; (h) the failure of any Borrower to administer any of its employee benefit plans, as defined in Section 3(3) of ERISA, in accordance with the plan's terms and applicable law; (i) any Borrower or any of its ERISA Affiliates fail to make full payment when due of any amount which, under the provisions of any Pension Plan or ERISA, any Borrower or any of its ERISA Affiliates are required to make; or (j) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA.

      "Voting Stock" means with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (iii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

      "Working Capital Loan Agreements" means, collectively, the following: (a) the Amended and Restated Loan and Security Agreement, dated December 18, 2003, by and among Congress, as Agent, The CIT Group/Commercial Financing, Inc., as Co-Agent, the lenders from time to time party thereto, and Borrowers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including any agreements with respect to Refinancing Indebtedness; and (b) the agreements, documents and instruments at any time executed and/or delivered by any Borrower in connection therewith or related thereto.


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

      1.02 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

      1.03 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

      (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

      (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                            ARTICLE 2. THE TERM LOAN

      2.01 Agreement to Make the Term Loan. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make loans (each a "Term Loan" and, collectively, the "Term Loan") to the Borrowers on any Business Day during the period from the Closing Date through September 15, 2004 (the "Term Loan Commitment Termination Date") in an aggregate principal amount not to exceed the Term Loan Commitment. Any portion of the Term Loan Commitment that is not borrowed on or before the Term Loan Commitment Termination Date shall not be available thereafter.

      2.02 Purpose; Disbursement of Proceeds. The proceeds of each Term Loan may be used by the Borrowers only to purchase Senior Subordinated Notes and/or for working capital and general corporate purposes, and shall be disbursed by the Lender to LRG; provided, however, that $2,000,000 of the proceeds of the Term Loan shall be used to repay the Revolving Loans (as such term is defined in the Working Capital Loan Agreements) in accordance with the terms of the Working Capital Loan Agreements. The Borrowers may not use proceeds of the Term Loan (i) to purchase Senior Subordinated Notes from any shareholder, director or officer of any Borrower or any other Affiliate of the Borrower or (ii) to knowingly purchase Senior Subordinated Notes from Congress Financial Corporation, The CIT Group/Commercial Financing, Inc. or Ableco Finance LLC or any shareholder, director or officer or other Affiliate of Congress Financial Corporation, The CIT Group/Commercial Financing, Inc. or Ableco Finance LLC.

      2.03 Notes. The outstanding balance of each Term Loan shall be evidenced by (i) the Lender's records, which shall be conclusive, absent manifest error, and (ii) a promissory note of the Borrowers, dated the Borrowing Date, payable to the Lender, in a principal amount equal to the Term Loan made on the applicable Borrowing Date and substantially in the form of Exhibit A attached hereto (as amended, supplemented or otherwise modified from time to time, each a "Note" and, collectively, the Notes).

      2.04 Repayment of Term Loan. The Borrowers hereby promise to pay to the Lender the unpaid principal balance of the Term Loan in one installment on the earlier of (i) the Maturity Date or (ii) such earlier date on which the Term Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

      2.05 Prepayments of Term Loan. (a) The Borrowers may prepay all or part of the Term Loan on any Interest Payment Date, from time to time subject to the following conditions and to Section 2.05(b) hereof:

            (i) each partial prepayment shall be made in the minimum amount of $100,000;

            (ii) the Borrowers shall give the Lender notice of such prepayment at least thirty (30) days prior to the date of such prepayment; and

            (iii) any amount prepaid may not be reborrowed hereunder.

Any prepayment made pursuant to this Section 2.05 shall be applied in accordance with Section 3.03 hereof.

      (b) In the event that the Borrowers propose to prepay the Term Loan in full with the proceeds of a senior financing (other than financing provided by any Person who is then a senior lender to Borrower (a "New Financing"), Borrowers shall notify the Lender of such proposed New Financing and the terms thereof. The Lender shall have the opportunity for ten (10) days after receipt of such notice from Borrowers to commit in writing to provide, and to provide, such New Financing on at least as favorable terms and conditions as the terms and conditions of the proposed New Financing, including the timing thereof. In the event that the Lender does not commit to provide or fails to provide such New Financing, Borrowers may obtain the proposed New Financing from another financing source.

      2.06 Joint and Several Liability. Each Borrower shall be jointly and severally liable for all amounts due to the Lender under this Agreement and the other Loan Documents, regardless of the amount of the proceeds of the Term Loan received by such Borrower. All references herein or in any of the other Loan Documents to any of the obligations of Borrowers to make any payment hereunder or thereunder shall constitute joint and several obligations of Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to the Term Loan shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (b) the absence of any attempt to collect the Obligations from the other Borrower or the absence of any other action to enforce the same,
(c) the waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Lender, (d) the election of the Lender in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (e) the disallowance of all or any portion of the claim(s) of the Lender for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (f) any other circumstances that might constitute a legal or equitable discharge or defense of the other Borrower. With respect to the Obligations arising as a result of the joint and several liability of a

Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full, any right to enforce any right of subrogation or any remedy that the Lender now has or may hereafter have against any Borrower and any benefit of, and any right to participate in, any security or collateral given to the Lender. At any time an Event of Default exists or has occurred and is continuing, the Lender may proceed directly against any Borrower to collect and recover the full amount, or any portion of the Obligations, without notice to (except as provided in Section 7.01 hereof) or first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations.

                ARTICLE 3. INTEREST, FEES AND OTHER COMPENSATION

      3.01 Interest. (a) Subject to Section 3.02 hereof, the Borrowers shall pay interest on the outstanding principal amount of the Term Loan on each Interest Payment Date at the Cash Rate or the PIK Rate, as elected by the Borrowers in their sole discretion. In the event that the Borrowers elect to pay interest on an Interest Payment Date at the Cash Rate, Borrowers shall pay such interest to the Lender in cash as provided in Section 3.03 hereof. In the event that the Borrowers elect to pay interest on an Interest Payment Date at the PIK Rate, the Borrowers shall pay to the Lender (i) interest at the Base Rate in cash as provided in Section 3.03 hereof and (ii) interest calculated at a rate equal to the PIK Margin by adding such amount of interest to the principal amount of the Term Loan on the applicable Interest Payment Date.

      (a) The Borrowers shall pay interest on the outstanding principal balance of the Term Loan on the last day of each calendar month commencing with the first such payment on September 30, 2004 (each, an "Interest Payment Date").

      (b) All interest on the Term Loan shall accrue based on the actual number of days elapsed and a year of 360 days.

      3.02 Interest at the Default Rate. If any amount due hereunder is not paid when due (whether on the original maturity date, by acceleration or otherwise), the Borrowers shall pay interest to the Lender on the outstanding principal balance of the Term Loan at a per annum rate equal to the Default Rate for the period from and after the date of occurrence of an Event of Default and for so long as any Event of Default is continuing.

      3.03 Payments. All amounts payable to the Lender in cash hereunder shall be payable in Dollars and in currency drawn in immediately available funds no later than 3:00 p.m. New York time on the day on which such amounts are payable hereunder to a Lender account designated by the Lender. Payments made to the Lender hereunder shall be applied first against any outstanding fees, expenses and charges due the Lender under the Loan Documents, second against interest (if any) accrued at the rate specified in Section 3.02 hereof, third against other interest due in cash on the Term Loan, and fourth against the principal amount of the Term Loan then due.

      3.04 No Setoff or Counterclaim. All sums payable by the Borrowers hereunder shall be paid in full without setoff or counterclaim by reason of any claim any Borrowers may have against the Lender.

      3.05 Taxes. All payments made by the Borrowers under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes imposed on or measured by the net income of the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any of the other Loan Documents). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder or under the Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the Cash Rate or the PIK Rate, as applicable. Whenever any Non-Excluded Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Lender a certified copy of an original official receipt received by the Borrowers showing payment thereof or other evidence of payment reasonably acceptable to the Lender. If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Lender the required receipts or other required documentary evidence, in addition to any other remedy available to the Lender, the Borrowers shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section 3.05 shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder until the expiration of the statute of limitations relating to the applicable tax.

                         ARTICLE 4. CONDITIONS PRECEDENT

      4.01 Conditions Precedent to this Agreement. The obligation of the Lender to enter into this Agreement is subject to the receipt by the Lender of the following documents in form and substance reasonably satisfactory to the Lender and its counsel:

      (a) a signed copy of this Loan Agreement, duly executed and delivered by the Borrowers;

      (b) copies of the certificate of incorporation and by-laws of each Borrower and resolutions of the Board of Directors of each Borrower authorizing the transactions contemplated by this Agreement, certified to by the Secretary or an Assistant Secretary of each Borrower;

      (c) a certificate as to the incumbency of the officers of each Borrower signing the Loan Documents;

      (d) a good standing certificate from the jurisdiction of organization of each Borrower;

      (e) an opinion of counsel to the Borrowers substantially in the form of Exhibit B attached hereto;

      (f) a written notice from the Borrowers requesting a Term Loan borrowing in the amount of $2,000,000 and specifying a Borrowing Date of one (1) Business Day after the Closing Date;

      (g) a certificate of the Borrowers (executed on behalf of each Borrower by its Chairman, President or one of its Vice Presidents) certifying that as of date of this Agreement (i) no Default or Event of Default has occurred and is continuing; and (ii) the representations and warranties made by the Borrowers in this Agreement and in any other Loan Document are true in all respects (or, as to such representations and warranties that are not subject to a materiality qualification, in all material respects) as of the date of this Agreement, except to the extent that such representations and warranties expressly relate solely to a specified date, then as of such specified date; and

      (h) copies of consents to the incurrence of Indebtedness pursuant to the Term Loan from the required lenders who are parties to the Working Capital Loan Agreements and Ableco Finance LLC as the lender under the Ableco Loan Agreements in each case in form and substance reasonably acceptable to the Lender.

      4.02 Conditions Precedent to Term Loan. The obligation of the Lender to make a Term Loan hereunder is subject to the following conditions precedent:

      (a) the Borrowers shall have delivered (or caused to be delivered) all of the documents set forth in Section 4.01 hereof;

      (b) the Lender shall have received a Note duly completed and executed by the Borrowers;

      (c) the Borrowers shall have notified the Lender by telephone not later than 10:00 a.m. New York time at least one (1) Business Day prior to the proposed Borrowing Date; provided that such telephonic borrowing request shall be promptly confirmed in writing by fax to the Lender and shall specify the proposed Borrowing Date and the amount of the Term Loan Commitment requested to be borrowed; and

      (d) immediately before and after giving effect to the making of a Term Loan (i) no Default or Event of Default shall have occurred and be continuing hereunder; and (ii) the representations and warranties made by the Borrowers in this Agreement and in any other Loan Document shall be true in all respects (or, as to such representations and warranties that are not subject to a materiality qualification, in all material respects) on the Borrowing Date, except to the extent that such representations and warranties expressly relate solely to a specified date, then as of such specified date.

      The written borrowing request submitted by the Borrowers pursuant to
Section 4.02(b) shall constitute a representation and warranty by the Borrowers, as of the date of such written request, that the condition in Section 4.02(d) has been satisfied.

      Notwithstanding anything herein to the contrary, the obligation of the Lender to make a Term Loan shall terminate on the Term Loan Commitment Termination Date.

                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES

      Each Borrower represents and warrants to the Lender as follows:

      5.01 Incorporation, Qualification and Ownership. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all jurisdictions where the nature of its business or ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

      5.02 Power and Authority; Corporate Action. Each Borrower has full corporate power and authority to execute and deliver this Agreement and the other Loan Documents to which any such Borrower is a party and to perform and observe the terms and conditions stated herein and therein. Each Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

      5.03 Loan Documents Binding. This Agreement and the other Loan Documents to which any Borrower is or will be a party have been (or on the Closing Date will be) duly executed and delivered on behalf of the Borrower, and this Agreement and the other Loan Documents to which any Borrower is or will be a party constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      5.04 Registration and Approvals. All approvals, licenses and authorizations of, and all filings and registrations with, any Governmental Authority necessary for the due execution, delivery, performance and/or enforceability of this Agreement and the other Loan Documents to which each Borrower is a party have been obtained and are in full force and effect.

      5.05 No Conflict. The execution, delivery and performance of this Agreement and the other Loan Documents to which each Borrower is a party (i) will not violate any statute, order, regulation, or other provision of law or any Governmental Authority directive having the force of law; (ii) will not violate any provision of the certificate of incorporation or by-laws of any Borrower; and (iii) will not result in the breach of any provision of, or in the imposition of any lien or encumbrance under, or constitute a default or an event which with notice or lapse of time, or both, would constitute a default under, any material agreement to which any Borrower is a party or by which it or any of its property is bound (including, without limitation, the Senior Subordinated
Note Indenture), except the agreement with respect to the Remaining Existing Subordinated Indebtedness.

      5.06 Absence of Defaults. Each Borrower is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound which could have a Material Adverse Effect, and, as of the date hereof, no Default or Event of Default has occurred and is continuing hereunder.

      5.07 Litigation. There are no pending or threatened legal actions, arbitrations or other proceedings against any Borrower, which are reasonably expected to have a Material Adverse Effect.

      5.08 Taxes. The Borrowers have filed all required tax returns, and all taxes, assessments and other such governmental charges due from the Borrowers have been fully paid except for taxes which are being contested in good faith. Adequate provision has been made for the payment of all federal, state and other income tax liabilities of the Borrowers, including those being contested as aforesaid.

      5.09 Regulation U. Neither the making of the Term Loan under this Agreement nor the intended use thereof or of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation U of the Board of Governors of the Federal Reserve System.

      5.10 Financial Condition. The audited financial statements of the Borrowers for the fiscal year ended December 31, 2003 and the unaudited quarterly financial statements for the fiscal quarter ended June 30, 2004 have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include certain footnote disclosures) and present fairly in all material respects the financial condition and the results of operations of the Borrowers as at the dates and for the periods set forth therein. Except as disclosed to the Lender or as disclosed in the financial statements for the quarterly period ended June 30, 2004, from December 30, 2003 to the date hereof, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect.

      5.11 Environmental Matters. (a) No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law, and the operations of the Borrowers comply in all material respects with all Environmental Laws except where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

      (b) To the Borrowers' knowledge, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or, to the best of any Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which could reasonably be expected to have a Material Adverse Effect.

      (c) No Borrower has any knowledge of any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in each case relating to its real property.

      (d) The Borrowers have all permits required to be obtained or filed in connection with the operations of Borrowers under any Environmental Law and all of such permits are valid and in full force and effect, except where the failure to have obtained or filed such permits could reasonably be expected to have a Material Adverse Effect.

      5.12 Solvency. As of the Borrowing Date and after giving effect to the transactions contemplated by this Agreement and the use of proceeds of the Term Loan, each Borrower is Solvent.

      5.13 Senior Debt. The Term Loan constitutes "Senior Debt" as such term as defined in the Senior Subordinated Note Indenture as in effect on the date hereof.

      5.14 Reporting. Since December 31, 2003, LPC has filed all reports required to be filed under the Securities Exchange Act of 1934, as amended, and such reports did not, as of their respective dates, contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                              ARTICLE 6. COVENANTS

      6.01 Affirmative Covenants of the Borrowers. So long as any of the Obligations shall remain unpaid, each Borrower covenants and agrees with the Lender as follows:

      (a) Corporate Existence. Each Borrower shall preserve and maintain its corporate existence and good standing in the jurisdiction of its organization, and (ii) qualify and remain qualified to do business and remain in good standing in each jurisdiction in which such qualification is required except where the failure to so qualify is not reasonably expected to have a Material Adverse Effect.

      (b) Financial Statements and Other Information. (i) Each Borrower shall, and shall cause its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all the business of such Borrower and its Subsidiaries in accordance with GAAP. Borrowers shall promptly furnish to the Lender all such financial and other information as the Lender shall reasonably request relating to the assets, business and operations of Borrowers. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to the Lender, the following: (i) within thirty (30) days after the end of each fiscal month (or within forty-five (45) days after the end of a fiscal month that is also the end of a fiscal quarter, as applicable), monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, presenting fairly the financial position and the results of the operations of Borrowers and their Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of each Borrower, subject to normal year-end adjustments and the absence of complete footnote disclosure and (ii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrowers and their Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, presenting fairly in all material respects the financial position and the results of the operations of Borrowers and their

Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to the Lender, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers and their respective Subsidiaries as of the end of and for the fiscal year then ended.

            (ii) Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to the Lender copies of all reports which any Borrower sends to its stockholders generally and copies of all reports and registration statements which any Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

      (c) Maintenance of Properties. Each Borrower shall maintain, keep, and preserve all of its properties (tangible and intangible) necessary to conduct its business in reasonably good working order and condition, ordinary wear and tear excepted; provided, however, that the foregoing shall not prohibit Borrowers from selling the Die Casting Assets so long as the Net Cash Proceeds thereof are applied in accordance with Section 6.01(i) hereof.

      (d) Maintenance of Insurance. Each Borrower shall maintain insurance with financially sound and reputable insurers against all losses or damages or risks of the kinds customarily insured against by companies similarly situated, including, but not limited to, business interruption insurance, unemployment insurance, workmen's compensation insurance for the employees of the Borrowers, public liability, property damage, fire and extended coverage and comprehensive general liability insurance.

      (e) Compliance with Laws. Each Borrower shall comply in all material respects with all applicable laws, rules, regulations, policies and orders of Governmental Authorities except where the failure to so comply is not reasonably expected to have a Material Adverse Effect.

      (f) Right of Inspection. Each Borrower shall permit the Lender or any agent or representative thereof, at any reasonable time and as often as may reasonably be desired, upon two (2) Business Days' prior notice to the Borrowers, to examine and make copies of and abstracts from the records and books of accounts of, and visit the properties of, the Borrowers, and to discuss the finances and business of the Borrowers with its executive officers, representatives and independent accountants.

      (g) Notices. Borrowers shall:

            (i) Give notice to the Lender within three (3) Business Days after an executive officer of any Borrower becomes aware of (1) any proceeding of the type described in Section 5.07 hereof, (2) the occurrence of any Default or Event of Default hereunder, (3) the occurrence of any "Default" or "Event of Default" under the Ableco Loan Agreements, as each such term is defined in the Ableco Loan Agreements, (4) the occurrence of any "Default" or "Event of Default" under the Working Capital Loan Agreements, as each such term is defined in the Working Capital Loan Agreements and
      (5) any material amendment to
      any of the Working Capital Loan Agreements, the Ableco Loan Agreements or the Senior Subordinated Note Indenture; and

            (ii) Furnish the Lender with such other available information as the Lender may from time to time reasonably request.

      (h) Amendment Fees. In the event that Borrowers pay or distribute any fees or other compensation to Ableco Finance LLC (or to any other lender or agent under the Ableco Loan Agreements) in connection with any amendment to, or waiver of, any covenants set forth in the Ableco Loan Agreements, Borrowers agree to pay to the Lender (promptly, but in no event more than three (3) Business Days, after the date on which any such fees or other compensation is paid or distributed to Ableco Finance LLC (or to any other lender or agent under the Ableco Loan Agreements)) a fee or other compensation at the same rate as is payable to Ableco Finance LLC (or to any other lender or agent under the Ableco Loan Agreements) based on the outstanding principal balance of the Term Loan in proportion to the outstanding principal balance of the loans under the Ableco Loan Agreements. If the Borrowers complete a Refinancing in which Ableco Finance LLC is replaced as the agent and a lender under the Ableco Loan Agreements, and thereafter, pay or distribute a fee or other compensation to any lender or agent under the Ableco Loan Agreements or the Working Capital Loan Agreements in connection with any amendment to, or waiver of, any covenants set forth in the Ableco Loan Agreements or the Working Capital Loan Agreements, then the Borrowers shall pay or distribute to the Lender, as the Lender shall elect, (x) such fee or other compensation at the same rate as is payable to such lender or agent under the Ableco Loan Agreements based on the outstanding principal balance of the Term Loan in proportion to the outstanding principal balance of the loans under the Ableco Loan Agreements or (y) such fee or other compensation at the same rate as is payable to the agent under the Working Capital Loan Agreements based on the outstanding principal balance of the Term Loan in proportion to the outstanding principal balance of the loans under the Working Capital Loan Agreements.

      (i) Proceeds of Asset Sales. Each Borrower shall apply the Net Cash Proceeds of any sale, lease, transfer or other disposition of any of its assets to the prepayment of the Term Loan. The Borrowers shall not use Net Cash Proceeds to purchase or otherwise acquire Senior Subordinated Notes.

      6.02 Negative Covenants of the Borrowers. So long as any of the Obligations shall remain unpaid, each Borrower covenants and agrees with the Lender as follows:

      Indebtedness. (a) Except as permitted below in this Section 6.02(a), Borrower shall not create, incur, assume or suffer to exist any Indebtedness for borrowed money or the deferred purchase price of goods or services which is senior to or pari passu with the Term Loan, except that the Borrowers may incur the following Indebtedness:

            (i) Indebtedness arising under the Working Capital Loan Agreements, provided that the outstanding principal amount of the revolving credit loans thereunder shall not exceed $23,500,000 and the outstanding principal amount of the term loans thereunder shall not exceed the principal amount of such term loans outstanding as of the date hereof, less any principal payments of such term loan made after the date hereof;

            (ii) Indebtedness outstanding under the Ableco Loan Agreements as of the date hereof, less any principal payments thereof made after the date hereof;

            (iii) Indebtedness outstanding under the Working Capital Loan Agreements and/or the Ableco Loan Agreements that is additional to the Indebtedness permitted under clause (i) and clause (ii) of this Section 6.02(a) in an aggregate amount not to exceed $1,500,000 (the "Additional Secured Indebtedness");

            (iv) Indebtedness, including Capitalized Leases, existing on the date hereof;

            (v) Indebtedness, including Capitalized Leases, arising after the date hereof incurred to finance the acquisition of (or to reimburse the Borrowers for the cost of) equipment or real property acquired on or after the date hereof, including, without limitation, any such Indebtedness secured by any equipment, real estate, and/or any proceeds thereof, acquired after the date hereof, provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (iv) shall not exceed $2,000,000 in any 12-month period;

            (vi) Any Indebtedness or obligations of Borrowers to any insurance company or third party that enters into arrangements to allow Borrowers to pay all or a portion of the applicable insurance premiums on insurance policies in installments, which may be secured by the insurance policies the subject of such arrangements and any loss proceeds paid or payable thereunder;

            (vii) Indebtedness of any Borrower arising after the date hereof issued in exchange for, or the net proceeds of which are used to refinance, replace or substitute for (each a "Refinancing"), Indebtedness pursuant to the Ableco Loan Agreements and/or the Working Capital Loan Agreements (the "Refinancing Indebtedness"); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied:

                  (A) to the extent that (w) the principal amount of such Refinancing Indebtedness, plus (x) the principal amount of the Indebtedness outstanding under the Ableco Loan Agreements (including any Additional Secured Indebtedness incurred thereunder, but excluding such Refinancing Indebtedness), plus
                  (y) the outstanding principal amount of the term loans outstanding and the maximum amount which may borrowed in respect of the revolving credit facility under the Working Capital Loan Agreements (without regard to the borrowing base or any reserves; and including any Additional Secured Indebtedness incurred thereunder, but excluding such Refinancing Indebtedness), in each case immediately after giving effect to such Refinancing (the "Total Indebtedness") exceeds the amount equal to (x) the principal amount of Indebtedness outstanding under the Ableco Loan Agreements, plus (y) the outstanding principal amount of the term loans and the maximum amount which may borrowed in respect of the revolving credit facility under the Working Capital Loan Agreements, in each case immediately prior to giving effect to such Refinancing, plus (z) any Additional Secured Indebtedness (but only to the extent not already incurred under the Ableco Loan Agreements and/or the Working Capital Loan Agreements prior to giving effect to such Refinancing) (the "Existing Indebtedness"), such excess amount shall be applied toward repayment of the Term Loan in accordance with Section 3.03 hereof.

                  (B) ) in no event shall the amount of the Refinancing Indebtedness exceed the amount of Indebtedness refinanced thereby, unless the sum of (i) the Total Indebtedness, plus
                  (ii) the then outstanding principal amount of the Term Loan, plus (iii) the then outstanding aggregate principal amount of all other Indebtedness of the Borrowers that is pari passu with the Term Loan does not exceed three (3) times the Borrowers' EBITDA for the immediately preceding four fiscal quarters;

                  (C) in no event shall the amount of Refinancing Indebtedness secured by the Borrowers' real property exceed the sum of (x) the amount of Indebtedness that is secured by the Borrowers' real property pursuant to the Ableco Loan Agreements immediately prior to giving effect to such Refinancing plus
                  (y) any Additional Secured Indebtedness under the Ableco Loan Agreements as of the date of and after giving effect to such Refinancing;

                  (D) the Lender shall have received not less than ten (10) Business Days' prior written notice of the intention to incur such Indebtedness;

                  (E) promptly upon the Lender's request, the Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness;

                  (F) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity and a final maturity not earlier than the final maturity, respectively, of the Indebtedness being refinanced, replaced, or substituted for;

                  (G) such Indebtedness shall be at interest rates that are substantially equivalent to or lower than those in respect of the Indebtedness so refinanced, replaced or substituted for; and

                  (H) as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

            (viii) Guarantees of Indebtedness permitted by the foregoing clauses
      (i) through (vi).

      (b) Fundamental Changes. No Borrower shall consolidate, or merge with or into, any Person other than a Borrower.

      (c) Purchase of Senior Subordinated Notes. The Borrowers shall not purchase or otherwise acquire for cash Senior Subordinated Notes on or after the Closing Date for aggregate consideration (exclusive of any accrued interest paid) in excess of $10,000,000.

      (d) Restricted Payments. LPC shall not declare or pay any cash dividend or other cash distribution in respect of its Capital Stock, or purchase or redeem its Capital Stock, other than cash dividends, other cash distributions, or purchases or redemptions in respect of Series B Preferred Stock in accordance with the terms of LPC's Restated Certificate of Incorporation as in effect on the date hereof.

      6.03 Additional Covenant. If the Indebtedness evidenced by the Working Capital Loan Agreements or the Ableco Loan Agreements is refinanced and replaced with Refinancing Indebtedness, then (x) Section 9.3(a) and (b), the first sentence of Section 9.4, Section 9.6(a), Section 9.12, Section 9.13, Section 9.15, Section 9.17, Section 9.18, Section 9.19, Section 9.20, Section 9.21 and
Section 9.23 of the Ableco Loan and Security Agreement as in effect immediately prior to such refinancing shall be incorporated into this Agreement by reference and shall have the same force and effect as if such provisions were fully set forth in this Agreement; and (y) the Borrowers agree to cause any Subsidiary of the Borrowers acquired or formed after the date such refinancing to guarantee the Obligations of the Borrowers to the Lender under this Agreement pursuant to a guaranty in form and substance reasonably acceptable to the Borrowers and the Lender.

                          ARTICLE 7. EVENTS OF DEFAULT

      7.01 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

      (a) Any Borrower shall fail to pay (i) any principal amount of the Term Loan as and when due and payable (whether at stated maturity or upon mandatory prepayment), or (ii) any interest on the Term Loan within five (5) Business Days after such interest is due and payable;

      (b) Any representation or warranty made by any Borrower herein or in any other Loan Document or any certificate furnished hereunder proves to have been false or misleading in any material respect when made or deemed made;

      (c) Any Borrower shall default in the observance or performance of any term, covenant or agreement contained in Section 6.01(i), Section 6.01(h) or
Section 6.02 hereof;

      (d) Any Borrower shall default in the observance or performance of any term, covenant or agreement (other than those specified in Section 7.01(c) hereof) contained in any of the Loan Documents to which it is a party, and such default shall continue unremedied for a period of ten (10) days after notice thereof to the Borrowers by the Lender;

      (e) Any of the Loan Documents shall for any reason cease to be in full force and effect (other than in accordance with its terms), or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any of the Loan Documents shall be challenged or be denied by any party thereto (other than the Lender);

      (f) The occurrence of any of the following events: (i) an accumulated funding deficiency, whether or not waived, with respect to any Pension Plan that is sponsored, maintained or contributed to by any Borrower, or its ERISA Affiliates, (ii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (iii) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (iv) a Termination Event;

      (g) Any judgment for the payment of money is rendered against any Borrower in excess of $500,000 in any one case or in excess of $1,000,000 in the aggregate (excluding in such calculation amounts covered by insurance where the insurer has acknowledged coverage in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower that has or is reasonably likely to have a Material Adverse Effect;

      (h) Any Borrower dissolves or suspends or discontinues doing business or sells all or substantially all of its assets, except as permitted pursuant to
Section 6.01(c) or Section 6.02(b) hereof;

      (i) Any Borrower makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

      (j) A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or all or any part of its properties and such case or proceeding is not dismissed within forty-five (45) days after the date of its filing or any Borrower shall file any answer admitting the allegations made in such proceeding or not contesting such petition or application or indicating its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

      (k) A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or for all or any part of its property;

      (l) Any default in the payment of principal due upon the maturity or termination date of the Ableco Loan Agreements or the Working Capital Loan Agreements (each a "Final Principal Payment"), which default is not otherwise cured within five (5) days thereafter, whether or not such default is waived in writing;

      (m) Any default in the payment of principal under the Ableco Loan Agreements or the Working Capital Loan Agreements (other than a Final Principal Payment), which default continues beyond the applicable cure period, if any, with respect thereto and is not waived in writing;

      (n) Any default in the payment of interest under the Ableco Loan Agreements or the Working Capital Loan Agreements, which default continues beyond the applicable cure period, if any, with respect thereto and such default is not otherwise cured within five (5) days thereafter, whether or not such default is waived in writing;

      (o) (A) Any default in the payment of principal, interest or other monetary obligations in respect of any Indebtedness of any Borrower (other than Indebtedness owing to the Lender pursuant to the Loan Documents and the Remaining Existing Subordinated Indebtedness), in any such case in an amount in excess of $1,000,000 in the aggregate, which default continues beyond the applicable cure period, if any, with respect thereto and is not waived in writing or (B) any default (other than a default in payment of principal, interest or other monetary obligations) in respect of any Indebtedness of any Borrower (other than Indebtedness owing to the Lender pursuant to the Loan Documents and the Remaining Existing Subordinated Indebtedness), which default continues beyond the applicable cure period, if any, and is not waived in writing, and, in the case of clause (A) or (B), the holders of such Indebtedness accelerate such Indebtedness or otherwise exercise their remedies in respect of such default; and

      (p) Any Change of Control.

      THEN, and in any such event, the Lender may, by notice to the Borrower, declare the aggregate outstanding principal amount of the Term Loan, all interest thereon, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the aggregate outstanding principal amount of the Term Loan, all such interest, and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that, if there shall be an Event of Default under Sections 7.01(i), (j) or (k) hereof, the aggregate outstanding principal amount of the Term Loan, all interest thereon, and all other amounts payable under this Agreement and the other Loan Documents shall be immediately due and payable, without notice, declaration, presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers.

      7.02 Remedies on Event of Default. If any of the Obligations have been, or are deemed to be, accelerated pursuant to Section 7.01, the Lender may enforce any of the rights or remedies granted to the Lender under any of the Loan Documents and any other rights or remedies accorded to the Lender at equity or law, by virtue of statute or otherwise.

       ARTICLE 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE LENDER

      The Lender represents and warrants to the Borrowers as follows:

      8.01 Purchase for Investment. (a) The Lender is making the Loan solely for its own account and not with a view to any sale or distribution thereof in violation of any applicable securities laws. The Lender understands that the Term Loan and any Note have not been registered under the Securities Act or any state or other securities law and cannot be sold unless subsequently registered under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws. The Note shall bear a restrictive legend denoting such transfer restriction.

      (a) The Lender is an "accredited investor" as defined in Rule 501(a) and/or a "qualified institutional buyer" as defined in Rule 144A, each as promulgated under the Securities Act (or any successor provision), as it may be amended from time to time.

      (b) The source of funds to be used by the Lender to make the Term Loan hereunder does not include assets of any employee benefit plan (other than a plan exempt from the coverage of ERISA) or plan or any other entity the assets of which consist of "plan assets" of employee benefit plans or plans as defined in Department of Labor regulation Section 2510.3-101. As used in this Section 8.03, the term "employee benefit plan" shall have the meaning assigned to such term in Section 3 of ERISA, and the term "plan" shall have the meaning assigned thereto in Section 4975(e)(1) of the Code.

      8.02 Access to Information. The Lender and its representatives have had access to such financial and other information concerning the Borrowers, the Term Loan and the transactions contemplated by this Agreement as the Lender has deemed necessary in connection with its decision to make the Term Loan and has had an opportunity to discuss with the management of the Borrowers the business and financial affairs of the Borrowers, and has generally such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of the Term Loan and the transactions contemplated by this Agreement.

      8.03 Authorization and Power. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Lender is a party are within its corporate, limited liability company or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of the Lender, do not conflict with or result in a breach of or violate any of the Lender's governing documents or any applicable laws, rules or regulations of any Governmental Authority.

                            ARTICLE 9. MISCELLANEOUS

      9.01 Entire Agreement. This Agreement and the other Loan Documents to which the Borrowers are a party constitute the entire agreement of the parties hereto with respect to the transactions contemplated hereby and shall supersede any prior understandings with respect thereto, including, without limitation, any offer letter or letter of intent.

      9.02 Amendments. This Agreement may be amended only in writing signed by the parties hereto.

      9.03 Expenses; Indemnity. (a) The Borrowers agree to promptly pay or reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred by it (including, without limitation, the reasonable fees and expenses of the Lender's counsel) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents (subject to a cap of $30,000); (ii) any modification, supplement or waiver (or proposed modification, supplement or waiver) of any of the terms of this Agreement or any of the other Loan Documents;

(iii) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring of the Obligations; and (iv) the enforcement of this Section 9.03.

      (b) Each Borrower shall, jointly and severally, indemnify and hold the Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an "Indemnitee"), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Document, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel, except that Borrowers shall not have any obligation under this Section 9.04 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that they are permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.04 Waiver and Cumulative Rights. The failure or delay of the Lender to require performance by any Borrower of any provision of this Agreement or any other Loan Document to which any Borrower is a party shall not affect the right of the Lender to require performance of such provision, unless such performance has been waived in writing by the Lender. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default. All rights granted to the Lender hereunder or allowed to the Lender by law or in equity shall be cumulative and may be exercised in part or in whole from time to time.

      9.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      9.06 SUBMISSION TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS AND OTHERWISE ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH BORROWER HEREBY

IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT. THE BORROWER WAIVES ANY OBJECTION TO ANY ACTION OR PROCEEDING IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY ON THE BASIS OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION
9.10 HEREOF. EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE LENDER SHALL BE BROUGHT ONLY IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY. EACH BORROWER FURTHER AGREES THAT, AT THE DISCRETION OF THE LENDER, IT MAY SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW AND MAY BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

      9.07 WAIVER OF JURY TRIAL. BORROWERS AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER OR THE LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      9.08 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW RULES WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

      9.09 Usury Limitations. It is the intention of the Borrowers and the Lender to conform strictly to applicable usury laws. Accordingly, notwithstanding anything to the contrary in this Agreement or the Note, amounts constituting interest under applicable law and contracted for, chargeable or receivable hereunder or under the Note shall under no circumstances, together with any other interest, late charges or other amounts which may be interpreted to be interest contracted for, chargeable or receivable hereunder or thereunder, exceed the maximum amount of interest permitted by law, and in the event any amounts were to exceed the maximum amount of interest permitted by law, such excess amounts shall be deemed a mistake and shall either be reduced immediately and automatically to the maximum amount permitted by law or, if required to comply with applicable law, be canceled automatically and, if already paid, at the option of the Lender, be refunded to the Borrower or credited on the principal amount of the Term Loan then outstanding.

      9.10 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effective when actually received if delivered by hand or the next Business Day after delivered to a nationally recognized overnight courier service for next Business Day delivery, or when transmitted with electronic or telephonic confirmation of receipt if transmitted by facsimile or e-mail, or five days after being sent by registered or certified, prepaid first class mail, return receipt requested, and addressed to the parties as follows:

            To the Borrowers:      Lexington Precision Corporation
                                   767 Third Avenue
                                   New York, NY  10017-2023
                                   Attention:  President
                                   Telephone:  212-319-4657
                                   Fax:  212-319-4659

            To the Lender:         Cohanzick Management LLC
                                   427 Bedford Road, Suite 260
                                   Pleasantville, NY 10570
                                   Attention:  David K. Sherman
                                   Telephone:  212-838-9300
                                   Fax:  914-992-9817

Any party may change its address for purposes hereof by notices to the other parties in accordance with this Section 9.10.

      9.11 Severability. If any provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect, under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired, and such illegal, invalid or unenforceable provisions shall, at the request of the Lender, be replaced by other provisions in accordance with the purpose and meaning of this Agreement.

      9.12 Captions. The table of contents and captions, article and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

      9.13 Assignment and Participations. (a) The Lender may assign all (but not less than all) of its rights and obligations under or in respect of this Agreement, the Term Loan, the Notes and the Loan Documents to an Affiliate of the Lender which is organized under state law in the United States, which assignee shall become a party to this Agreement as the Lender by execution of an Assignment and Acceptance in a form acceptable to the Lender ("Assignment and Acceptance").

Except as provided in this Section 9.13, the Lender may not assign this Agreement, the Term Loan, the Notes or any other Loan Documents.

      (b) Upon such execution and delivery of and, from and after the effective date specified in the Assignment and Acceptance, the assignee thereunder shall become a party to this Agreement and to the other Loan Documents and, have the rights and obligations of the Lender hereunder and thereunder and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

      (c) The Lender may sell participations to any Person that is a "qualified institutional buyer" as defined in Rule 144A (as promulgated under the Securities Act (or any successor provision) as it may be amended from time to time) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Term Loan owing to it); provided, that (i) the Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents, and (iii) the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant's rights against the Lender in respect of such participation to be those set forth in the agreement executed by the Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower hereunder shall be determined as if the Lender had not sold such participation.

      (d) Borrowers agree to cooperate with the Lender in connection with any assignments or participations permitted under this Section 9.13 and upon request shall take such commercially reasonable actions in order to enable or effect any such assignment or participation. The assigning Lender and any assignee of the Lender shall comply with all applicable laws, rules and regulations in connection with and such assignment or participation.

      9.14 Confidentiality . The Lender hereby agrees to be bound by the terms and conditions of that certain Confidentiality Agreement, dated as of August 9, 2004, among the Borrowers and Cohanzick Management LLC (the "Confidentiality Agreement") to the same extent as Cohanzick Management LLC and as if the Lender was a party thereto; provided, however, that the Lender may disclose Evaluation Material (as defined in the Confidentiality Agreement) to a Participant (or prospective Participant) or to any Affiliate of the Lender or to counsel for the Lender (or any Affiliate of the Lender) or Participant (or prospective Participant) so long as such Person shall have agreed in writing, or by acceptance of the information be deemed to have agreed, to treat such information as confidential in accordance with the terms of the Confidentiality Agreement as if such Person was a party thereto to same extent as Cohanzick Management LLC and the Lender.

      9.15 Counterparts, Etc. This Agreement may be executed in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement of any of the other Loan Documents by facsimile shall have the same force and effect as delivery of an original executed counterpart of this Agreement or any of the other Loan Documents.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year written above.

                                      BORROWERS

                                      LEXINGTON PRECISION CORPORATION

                                      By:         /s/ Warren Delano
                                         ---------------------------------------
                                      Name:  Warren Delano
                                      Title:  President


                                      LEXINGTON RUBBER GROUP, INC.

                                      By:         /s/ Warren Delano
                                         ---------------------------------------
                                      Name:  Warren Delano
                                      Title:  President


                                      LENDER

                                      COHANZICK HIGH YIELD PARTNERS, L.P.

                                      By:         /s/ David K. Sherman
                                         ---------------------------------------
                                      Name:  David K. Sherman
                                      Title:  Authorized Agent

                                    EXHIBIT A

      THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR ANY APPLICABLE EXEMPTION THEREFROM. EACH HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE BORROWERS THAT IT WILL NOT (ON ITS OWN BEHALF OR ON BEHALF OF ANYONE ELSE) OFFER, SELL, TRANSFER, PLEDGE OR OTHERWISE DISPOSE OF THIS NOTE, EXCEPT: (1) TO THE BORROWERS; (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION; (3) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT; (4) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT UNDER RULE 144 (IF AVAILABLE); OR (5) IN ANOTHER TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO A TRANSFEREE WHO HAS FURNISHED SUCH CERTIFICATES AND OPINIONS OF COUNSEL AS THE ISSUER MAY REQUEST, AND IN THE CASE OF CLAUSES (4) THROUGH (5) ABOVE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                                    TERM NOTE

U.S. $7,000,000                                               September __, 2004

            For value received, each of Lexington Precision Corporation and Lexington Rubber Group, Inc., jointly and severally, (the "Borrowers"), promises to pay to the order of Cohanzick High Yield Partners, L.P. (the "Lender") the principal sum of United States Dollars Seven Million (U.S. $7,000,000), together with interest on the unpaid balance thereof, as provided in the Loan Agreement dated as of September __, 2004 between the Borrowers and the Lender, as the same may be amended, modified or supplemented from time to time (the "Loan Agreement"). Principal and interest shall be payable in lawful money of the United States of America and in immediately available funds, as provided in the Loan Agreement.

            This Term Note is a "Note" referred to in the Loan Agreement, is subject to all of the terms and conditions of the Loan Agreement and the Lender is entitled to all of the benefits thereunder. If an Event of Default shall occur and be continuing, the entire principal amount hereof together with accrued interest may become immediately due and payable as provided in the Loan Agreement.

            The undersigned hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands, except as expressly provided in the Loan Agreement, in connection with the delivery, acceptance, performance, default or enforcement of this Note.

            Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

            THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

            IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed as of the date first above written.

                                      LEXINGTON PRECISION CORPORATION

                                      By: __________________________________

                                      Name:

                                      Title:



                                      LEXINGTON RUBBER GROUP, INC.




                                      By: __________________________________

                                      Name:

                                      Title:

                                    EXHIBIT B


                                                   September __, 2004


Cohanzick High Yield Partners, L.P.
427 Bedford Road, Suite 260
Pleasantville, NY 10570
Attn. Mr. David K. Sherman


Ladies and Gentlemen:

      We have acted as counsel to (i) Lexington Precision Corporation, a Delaware corporation ("LPC"), and (ii) Lexington Rubber Group, Inc., a Delaware corporation ("LRG" and together with LPC, each being referred to herein individually as a "Borrower" and collectively as the "Borrowers"), in connection with the execution and delivery of the Loan Agreement, dated as of September ___, 2004 (the "Loan Agreement"), among the Borrowers and C Cohanzick High Yield Partners, L.P. (the "Lender"). Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Loan Agreement.

      This opinion is furnished to you pursuant to Section 4.01(e) of the Loan Agreement. In connection with this opinion, we have examined, among other documents, a copy of the Loan Agreement in the form executed and delivered on the date hereof, a Note in draft form as of the date hereof (the Loan Agreement and the Note are sometimes referred to herein as the "Loan Documents") and a copy of that certain Indenture, dated as of December 18, 2003, between LPC, as issuer, and Wilmington Trust Company, as trustee, with respect to the 12% Senior Subordinated Notes due August 1, 2009 issued by LPC (as in effect on the date hereof, the "Indenture"). Subject to the assumptions and qualifications contained herein, we also have examined originals or copies, certified or otherwise identified to our satisfaction of such corporate records of the Borrowers, agreements and such other instruments and certificates of officers and representatives of the Borrowers, and made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions expressed below. We have relied as to factual matters upon representations and certificates of the Borrowers and their respective officers. We have not independently investigated or verified the facts represented in such certificates and do not opine as to the accuracy of any such facts.

      In rendering the following opinions, we have assumed, without investigation, that the representations and warranties as to factual matters of each of the Borrowers in the Loan Documents are true and correct. In addition, we have assumed, without investigation, the authenticity of any document or instrument submitted to us as original, the conformity to the originals of any document or instrument submitted to us as a copy, the authenticity of the originals of such latter documents, the legal capacity of natural persons and the genuineness of all signatures (other than those of the Borrowers on the Loan Documents) on such originals or copies. We have also assumed, but not independently verified, that all documents executed by a party other than the Borrowers were duly and validly authorized, executed and delivered by such party and that all documents executed and delivered by a party other than the Borrowers are legal, valid and binding obligations of such party enforceable against such party in accordance with their respective terms.

      Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and, in rendering the following opinions, do not purport to be experts on, or to express an opinion herein concerning, any law other than the laws of the State of New York.

      Based upon and subject to the foregoing and the other assumptions and qualifications contained herein, we are of the opinion that:

      1. The Term Loan made pursuant the Loan Agreement constitutes "Senior Debt" as such term is defined in the Indenture.

      2. Assuming that the aggregate principal amount of all Indebtedness incurred pursuant to 4.05(b)(iv) of the Indenture, after giving effect to the incurrence of the Term Loan, does not exceed $35,000,000, the incurrence by the Borrowers of the Term Loan made pursuant to the Loan Agreement does not violate the Indenture.

      This opinion is provided to you pursuant to the Loan Agreement and may not be furnished or relied upon by any other Person (other than Persons who have purchased participations pursuant to the Loan Agreement from the Lender) or for any purpose other than in connection with the transactions contemplated by the Loan Documents without our prior written consent in each instance. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

                                      Very truly yours,

                                 LOAN AGREEMENT

                                  by and among


                         LEXINGTON PRECISION CORPORATION
                          LEXINGTON RUBBER GROUP, INC.
                                  as Borrowers

                                       and

                       COHANZICK HIGH YIELD PARTNERS, L.P.
                                    as Lender

                          Dated as of September 3, 2004

                                TABLE OF CONTENTS

                                                                                                                Page
LOAN AGREEMENT....................................................................................................1

ARTICLE 1.     DEFINITIONS........................................................................................1

       1.01      Defined Terms....................................................................................1
       1.02      Accounting Terms................................................................................10
       1.03      Other Definitional Provisions...................................................................10

ARTICLE 2.     THE TERM LOAN.....................................................................................10

       2.01      Agreement to Make the Term Loan.................................................................10
       2.02      Purpose; Disbursement of Proceeds...............................................................10
       2.03      Note............................................................................................10
       2.04      Repayment of Term Loan..........................................................................10
       2.05      Prepayments of Term Loan........................................................................11
       2.06      Joint and Several Liability.....................................................................11

ARTICLE 3.     INTEREST, FEES AND OTHER COMPENSATION.............................................................12

       3.01      Interest........................................................................................12
       3.02      Interest at the Default Rate....................................................................12
       3.03      Payments........................................................................................12
       3.04      No Setoff or Counterclaim.......................................................................12
       3.05      Taxes...........................................................................................13

ARTICLE 4.     CONDITIONS PRECEDENT..............................................................................13

       4.01      Conditions Precedent to this Agreement..........................................................13
       4.02      Conditions Precedent to Term Loan...............................................................14

ARTICLE 5.     REPRESENTATIONS AND WARRANTIES....................................................................15

       5.01      Incorporation, Qualification and Ownership......................................................15
       5.02      Power and Authority; Corporate Action...........................................................15
       5.03      Loan Documents Binding..........................................................................15
       5.04      Registration and Approvals......................................................................15
       5.05      No Conflict.....................................................................................15
       5.06      Absence of Defaults.............................................................................15
       5.07      Litigation......................................................................................16
       5.08      Taxes...........................................................................................16
       5.09      Regulation U....................................................................................16
       5.10      Financial Condition.............................................................................16

                                                                                                                Page
       5.11      Environmental Matters...........................................................................16
       5.12      Solvency........................................................................................17
       5.13      Senior Debt.....................................................................................17
       5.14      Reporting.......................................................................................17

ARTICLE 6.     COVENANTS.........................................................................................17

       6.01      Affirmative Covenants of the Borrowers..........................................................17
       6.02      Negative Covenants of the Borrowers.............................................................19
       6.03      Additional Covenant.............................................................................22

ARTICLE 7.     EVENTS OF DEFAULT.................................................................................22

       7.01      Events of Default...............................................................................22
       7.02      Remedies on Event of Default....................................................................24

ARTICLE 8.     REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE LENDER..........................................24

       8.01      Purchase for Investment.........................................................................24
       8.02      Access to Information...........................................................................25
       8.03      Authorization and Power.........................................................................25

ARTICLE 9.     MISCELLANEOUS.....................................................................................25

       9.01      Entire Agreement................................................................................25
       9.02      Amendments......................................................................................25
       9.03      Expenses; Indemnity.............................................................................25
       9.04      Waiver and Cumulative Rights....................................................................26
       9.05      Successors and Assigns..........................................................................26
       9.06      SUBMISSION TO JURISDICTION......................................................................26
       9.07      WAIVER OF JURY TRIAL............................................................................27
       9.08      GOVERNING LAW...................................................................................27
       9.09      Usury Limitations...............................................................................27
       9.10      Notices.........................................................................................28
       9.11      Severability....................................................................................28
       9.12      Captions........................................................................................28
       9.13      Assignment and Participations...................................................................28
       9.14      Confidentiality.................................................................................29
       9.15      Counterparts, Etc...............................................................................29


                                      -ii-